Exhibit 10.1
Compensation Arrangements with Certain Executive Officers
     The following table sets forth the 2007 salary for the Company’s current executive officers identified by name pursuant to Item 11 and the compensation disclosures in the Company’s Proxy Statement for its 2007 Annual Meeting of Shareholders that is incorporated by reference into such Item 11. The table also sets forth each such officer’s 2007 incentive compensation target under the Company’s Executive Annual Incentive Compensation Plan (the “EICP”), as a percentage of salary, and his actual incentive compensation award for 2006 (whether under the EICP or based on other considerations).

			2007
	2006	2007	Incentive
	Incentive	Base	Compensation
	Compensation	Salary	Target*
Paul B. Domorksi	$75,000	$415,000	80%
President and CEO

Don T. Scartz	$110,000	$287,000	50%
Executive Vice President and Chief Financial Officer

Neilson A. Mackay	$140,000	$288,000	50%
Vice President, Corporate Development

Timothy C. Reis	$65,000	$200,000	40%
Vice President and General Counsel

James S. Childress	$130,000	$242,000	50%
Vice President and General Manager, LXE

*	Actual incentive compensation payment under the EICP is determined based on Company or divisional performance during 2007, primarily with reference to actual profit before taxes compared with targets approved by the Compensation Committee in April 2007. For corporate officers, the determination is weighted 100% based on corporate performance, subject to application of a factor, ranging from 0% to 115%, determined by reference to individual performance goals as specified and evaluated by the CEO. For divisional officers, the determination is weighted 70% based on divisional performance, 15% based on corporate performance, and 15% based on performance against individual objectives as specified and evaluated by the CEO. In general, corporate performance for these purposes will be measured 80% against target operating income from continuing operations of $19,332,000 and 20% against target EPS of $1.00, and divisional performance will be measured against operating income targets that are believed to require excellent execution of divisional business plans but are reasonably likely to be achieved.

In general, no incentive compensation is paid under the EICP if actual performance is at 80% or less of targeted performance. Performance above target would normally result in a 2-for-1 percentage increase in incentive compensation, except that the maximum payment based on divisional performance is 150% of target. The Committee retains the right to modify, either up or down, the incentive compensation otherwise payable based on the factoring process, or to make separate discretionary bonus payments, to take into account individual or Company/division performance on non-financial or supplemental financial objectives. The Committee and Board also have the right to make other discretionary awards, outside the EICP, based on factors they believe to be appropriate in the circumstances.
Each officer participates in the Company’s 401(k) and Retirement Benefit Plans on the same terms as all other full-time employees, and the Company does not currently provide a supplemental retirement plan for its executive officers.